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                      [FORM OF IRREVOCABLE PROXY]                     EXHIBIT I

                                IRREVOCABLE PROXY

                                February 28, 2001

Inter-Him N.V.
c/o Robert Anderson Consulting LLC
4401 Northside Parkway, Suite 340
Atlanta, Georgia  30327
Attn: Robert L. Anderson

Ladies and Gentlemen:

         Reference is made to Section 2.2 of that certain Voting Agreement by and among the undersigned, the other Family Shareholders (as defined in the Voting Agreement) and the Investors (as defined in the Voting Agreement), dated of even date herewith (the "Voting Agreement"), for a statement of terms and conditions upon which this proxy is given.

         Pursuant to Section 2.2 of the Voting Agreement, the undersigned hereby irrevocably appoints you as attorney and proxy, with full power of substitution, to vote or express written consent in such manner at the 2001 Annual Meeting of Shareholders (or any adjournments or postponements thereof) of Harold's Stores, Inc., an Oklahoma corporation (the "Company"), solely with respect to the approval of the conversion rights of the Company's Series 2001-A Preferred Stock, $.01 par value, FOR the approval of such conversion rights (or in the alternative, the undersigned shall authorize you to sign any and all written consents as proxy for the undersigned approving such conversion rights if such shareholder action is taken in writing in lieu of a meeting) with respect to all of the shares of capital stock of the Company (the "Shares") which the undersigned is entitled to vote at such meeting or pursuant to written action taken in lieu of such meeting or otherwise.

         This proxy is irrevocable, is coupled with an interest sufficient in law to support an irrevocable proxy, and is granted in consideration of and as an inducement to cause you to enter into the transactions contemplated by the Voting Agreement and the Preferred Stock Purchase Agreement (as defined in the Voting Agreement). This proxy shall revoke any other proxy granted by the undersigned at any time with respect to the Shares and no subsequent proxies will be given with respect thereto by the undersigned, except as otherwise contemplated by the Voting Agreement. In addition, for so long as this proxy is in effect, the undersigned shall take all actions necessary to vote the Shares pursuant to instructions received from you.

         This irrevocable proxy shall continue in full force and effect until the conclusion of the Company's 2001 Annual Meeting of Shareholders (or any adjournments or postponements thereof).

                                         Very truly yours,


                                         --------------------------------------
                                         [Name of Family Shareholder]